EXHIBIT 21
SUBSIDIARIES OF REGISTRANT

SUBSIDIARY NAME	INCORPORATION	DATE
Spectrum Pharmaceuticals GmbH	Switzerland	04/26/97

Spectrum Pharma Canada, Inc.	Canada	01/25/08

OncoRx Pharma Private Limited	India	05/01/08

RIT Oncology, LLC	Delaware	11/05/08